Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 5, 2019

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
Kennametal Announces Fourth Quarter and Fiscal 2019 Results; Outlook for Fiscal 2020

•	Earnings Per Diluted Share (EPS) $0.74 in the quarter; $2.90 for the year, improved by $0.48 for the full year

•	Adjusted EPS $0.84 in the quarter; $3.02 for the year, improved by $0.37 for the full year

•	Achieved approximately $40 million in additional simplification/modernization benefits year-over-year

•	FY20 and FY21 Restructuring Actions, including proposed high-cost plant closures, expected to generate $60 to $70 million of savings upon completion

•	FY20 organic sales outlook largely flat with adjusted EPS of $2.80 to $3.20

•	Current market conditions may affect timing of FY21 targets; FY21 structural cost-out actions on track

PITTSBURGH, (August 5, 2019) – Kennametal Inc. (NYSE: KMT) (the "Company") today announced fourth quarter and fiscal 2019 results. For the fourth quarter, the Company reported EPS of $0.74, compared with $0.83 the prior year quarter. The current quarter adjusted EPS was $0.84, compared with $0.87 in the prior year quarter.
For fiscal 2019, the Company reported EPS of $2.90, compared with $2.42 in the prior year. Adjusted EPS was $3.02 in the current year, compared with $2.65 in the prior year.

“We posted strong margin improvement in fiscal 2019 on moderate organic sales growth, reflecting increasing progress on our simplification/modernization initiatives,” said Christopher Rossi, President and Chief Executive Officer. “A key milestone of those initiatives was the recent announcement of the intended closure of four of our facilities, which will drive further structural benefits and improve operational efficiency. We also continued to gain traction on our growth initiatives in general engineering and aerospace, with aerospace growing by double digits for the sixth consecutive quarter.”

Rossi continued “Against this backdrop of year-over-year progress, we saw increased softening in most of our end-markets late in the year, which put pressure on our fourth quarter results. Our expectation is that this challenging macro environment will continue into the first half of fiscal 2020. Nevertheless, we will stay focused on the things we can control and execute our plan to improve long-term profitability.”

Fiscal 2019 Fourth Quarter Key Developments

Sales were $604 million compared with $646 million in the same quarter last year. Sales decreased by 7 percent, driven by 4 percent unfavorable currency exchange impact, 2 percent organic decline and a 1 percent decrease due to fewer business days.

In connection with the Company's simplification/modernization initiative, pre-tax restructuring and related charges were $10 million, or $0.11 per share, and incremental pre-tax benefits from simplification/modernization restructuring were approximately $3 million in the quarter. The charges are net of a $5 million gain from the sale of the Madison, AL manufacturing facility, which was previously closed as part of our simplification/modernization restructuring programs. Annualized run-rate pre-tax benefits of approximately $15 million have been achieved in connection with these substantially completed simplification/modernization initiatives.

Operating income was $85 million, or 14.1 percent margin, compared with $94 million, or 14.5 percent margin, in the same quarter last year. Adjusted operating income was $95 million, or 15.8 percent margin, compared with $99 million, or 15.4 percent margin, in the prior year quarter. The decrease in adjusted operating income was driven by unfavorable volume-related labor and fixed cost absorption in certain facilities in part due to simplification/modernization efforts in progress and unfavorable currency exchange, partially offset by incremental simplification/modernization benefits and lower compensation expense.

The reported effective tax rate (ETR) was 21.0 percent and the adjusted ETR was 21.0 percent, compared to reported ETR of 21.1 percent and adjusted ETR of 22.1 percent in the prior year quarter.

Reported EPS in the current quarter includes restructuring and related charges of $0.11 and a discrete benefit of $0.01 from the release of a valuation allowance on Australian deferred tax assets. Reported EPS in the prior year quarter includes restructuring and related charges of $0.07 and a discrete benefit related to U.S. tax reform of $0.03.

Fiscal 2019 Key Developments

Sales of $2,375 million grew slightly from $2,368 million in the prior year. Organic sales growth of 3 percent was offset by unfavorable currency exchange of 3 percent.

Operating income was $329 million, or 13.8 percent margin, compared with $290 million, or 12.3 percent margin, in the prior year. Adjusted operating income was $346 million, or 14.6 percent margin, compared with $306 million, or 12.9 percent margin, in the prior year. Adjusted operating income increased primarily due to organic sales growth, incremental simplification/modernization benefits, favorable mix and lower compensation expense, partially offset by unfavorable volume-related labor and fixed cost absorption in certain facilities in part due to simplification/modernization efforts in progress, higher raw material costs and unfavorable currency exchange. Price realization exceeded raw material cost inflation. For the year, simplification/modernization benefits improved incrementally by approximately $40 million.

Net cash flow provided by operating activities in fiscal 2019 was $301 million compared to $277 million in the prior year. Free operating cash flow (FOCF) was $99 million compared to $121 million in the prior year period. The change in FOCF was driven primarily by greater net capital expenditures related to simplification/modernization initiatives, partially offset by increased cash flow from operations before changes in certain other assets and liabilities.

Ongoing Simplification/Modernization Restructuring

As previously announced, the Company initiated several restructuring actions associated with its ongoing simplification/modernization program. These proposed actions are expected to reduce structural costs, improve operational efficiency and position the Company for long-term profitable growth. These restructurings and proposed facility closures in fiscal 2020 (FY20 Restructuring Actions) are currently estimated to deliver annualized savings of $35 to $40 million and $55 to $65 million in pre-tax charges.

Fiscal 2021 proposed restructuring and facility closures (FY21 Restructuring Actions) would result in further structural cost reductions with estimated annualized savings of $25 to $30 million. Most of these savings would be achieved in fiscal 2021 with full run rate savings being realized in fiscal 2022. The Company is expected to incur pre-tax charges of $60 to $75 million through fiscal 2020 and 2021 for this restructuring. These charges are primarily cash with the majority expected to be spent in fiscal 2021.

“Fiscal 2020 will be a transition year as we execute some of our most complex simplification/modernization projects,” said Rossi. “As we consolidate plants, move products and manage through the disruption that comes with a transition of this scale, we expect temporary cost headwinds in the first half. Those headwinds are expected to abate in the second half as certain plant closures are completed.”

Outlook

The Company anticipates end market conditions will continue to be a headwind in the first half of fiscal 2020 with growth expected to resume in the second half. Accordingly, the Company expects organic sales growth to be essentially flat in the range of negative 2 percent to positive 2 percent, predicated on the transportation and energy end markets returning to modest growth in the second half of fiscal 2020.

Due to the recent and significant decrease in tungsten prices, the Company expects a margin headwind in the Infrastructure segment during the first half as contractual pricing resets to reflect the lower market price.

Adjusted EPS is expected to be between $2.80 and $3.20. The Company anticipates that approximately two-thirds of adjusted EPS will be generated in the second half of the fiscal year as a result of the market conditions, recent decline in tungsten prices and timing of the FY20 Restructuring Actions, which include the proposed plant closures.

Capital spending is anticipated to remain elevated in support of simplification/modernization at $240 to $260 million. Free operating cash flow is expected to be $75 to $100 million given continued capital investments and cash payments related to the FY20 and FY21 Restructuring Actions.

The Company expects that the overall market conditions and associated volume weakness for fiscal 2020 could affect the timing for reaching the sales and corresponding adjusted EBITDA projections outlined at its December 2017 Investor Day.

“The current macro environment makes reaching our targets more difficult in the fiscal 2021 timeframe. That said, we are focused on the things we can control - namely, executing our multi-year profitability improvement plan,” said Rossi. “While the timing of reaching our sales projection is uncertain due to the current softening markets, we are confident in achieving the structural cost savings needed to achieve our adjusted EBITDA profitability target when sales reach the target range.”

Fiscal 2019 Fourth Quarter Segment Results

Industrial sales of $318 million decreased 9 percent from $349 million in the prior year quarter due to unfavorable currency exchange of 4 percent, organic sales decline of 4 percent and a 1 percent decrease due to fewer business days. Operating income was $47 million, or 14.9 percent margin, compared to $54 million, or 15.5 percent margin, in the prior year period. Adjusted operating income was $58 million, or 18.3 percent margin, compared to $62 million, or 17.9 percent margin, in the prior year quarter. The decrease in adjusted operating income was driven primarily by unfavorable volume-related labor and fixed cost absorption in certain facilities in part due to simplification/modernization efforts in progress and unfavorable currency exchange, partially offset by incremental simplification/modernization benefits and lower compensation expense.

Widia sales of $49 million decreased 8 percent from $53 million in the prior year quarter, driven by unfavorable currency exchange of 3 percent, organic decline of 3 percent and a 2 percent decrease due to fewer business days. Operating loss was $1 million, or 1.9 percent margin, compared to operating income of $2 million, or 2.8 percent margin, in the prior year. Adjusted operating income was $1 million, or 1.8 percent margin, compared to $2 million, or 3.3 percent margin, in the prior year. The decrease in adjusted operating income was primarily driven by higher raw material costs and unfavorable mix, partially offset by lower compensation expense. Price realization exceeded raw material cost inflation.

Infrastructure sales of $237 million decreased 3 percent from $244 million in the prior year due to unfavorable currency exchange of 3 percent and a 1 percent decrease due to fewer business days, partially offset by 1 percent organic sales growth. Operating income was $39 million, or 16.5 percent margin, compared to $39 million, or 15.9 percent margin, in the prior year period. Adjusted operating income was $37 million, or 15.5 percent margin, compared to $36 million, or 14.7 percent margin, in the prior year quarter. The increase in adjusted operating income was driven primarily by lower raw material costs, incremental simplification/modernization benefits and organic sales growth, partially offset by higher manufacturing expenses.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 27, 2019 to shareholders of record as of the close of business on August 13, 2019.
The Company will discuss its fiscal 2019 fourth quarter and full year results in a live webcast at 8:00 a.m. Eastern Time, Tuesday, August 6, 2019. The conference call will be broadcast via real-time audio on the Kennametal website, www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.” A replay of the call will be available on the Company's website on the Investor Relations/Events page beginning on August 6, 2019 at 10:00 am through September 6, 2019.
This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2020 and 2021 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
About Kennametal
With over 80 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2019. Learn more at www.kennametal.com. Follow @Kennametal: Twitter, Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2019	2018	2019	2018
Sales	$603,949	$646,119	$2,375,234	$2,367,853
Cost of goods sold	390,230	413,863	1,543,738	1,547,730
Gross profit	213,719	232,256	831,496	820,123
Operating expense	116,097	129,889	474,151	503,249
Restructuring and asset impairment charges	9,023	5,073	14,084	11,907
Amortization of intangibles	3,631	3,640	14,411	14,668
Operating income	84,968	93,654	328,850	290,299
Interest expense	8,689	8,233	32,994	30,081
Other income, net (1)	(3,603)	(3,509)	(15,379)	(14,823)
Income before income taxes	79,882	88,930	311,235	275,041
Provision for income taxes	16,805	18,778	63,359	69,981
Net income	63,077	70,152	247,876	205,060
Less: Net income attributable to noncontrolling interests	1,099	1,624	5,951	4,880
Net income attributable to Kennametal	$61,978	$68,528	$241,925	$200,180
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.75	$0.84	$2.94	$2.45
Diluted earnings per share	$0.74	$0.83	$2.90	$2.42
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	82,598	81,837	82,379	81,544
Diluted weighted average shares outstanding	83,430	83,038	83,291	82,754
(1) Includes income of $3.6 million and $3.9 million for the three months ended June 30, 2019 and 2018, respectively, and $14.3 million and $17.3 million for the twelve months ended June 30, 2019 and 2018, respectively, from the combined effects of net periodic pension income and postretirement benefit cost (other than the service cost component) as a result of the adoption of ASU No. 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost" on July 1, 2018. The prior period was restated to reflect the retrospective adoption of this standard.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2019	June 30, 2018
ASSETS
Cash and cash equivalents	$182,015	$556,153
Accounts receivable, net	379,855	401,290
Inventories	571,576	525,466
Other current assets	57,381	63,257
Total current assets	1,190,827	1,546,166
Property, plant and equipment, net	934,895	824,213
Goodwill and other intangible assets, net	461,009	478,270
Other assets	69,538	77,088
Total assets	$2,656,269	$2,925,737
LIABILITIES
Current maturities of long-term debt, including notes payable	$157	$400,200
Accounts payable	212,908	221,903
Other current liabilities	248,661	264,428
Total current liabilities	461,726	886,531
Long-term debt	592,474	591,505
Other liabilities	227,365	217,374
Total liabilities	1,281,565	1,695,410
KENNAMETAL SHAREHOLDERS’ EQUITY	1,335,172	1,194,325
NONCONTROLLING INTERESTS	39,532	36,002
Total liabilities and equity	$2,656,269	$2,925,737

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Outside Sales:
Industrial	$317,984	$349,175	$1,274,499	$1,292,098
Widia	48,930	53,364	197,522	198,568
Infrastructure	237,035	243,580	903,213	877,187
Total sales	$603,949	$646,119	$2,375,234	$2,367,853
Sales By Geographic Region:
Americas	$308,096	$318,046	$1,195,770	$1,150,112
EMEA	173,803	193,818	701,309	727,858
Asia Pacific	122,050	134,255	478,155	489,883
Total sales	$603,949	$646,119	$2,375,234	$2,367,853
Operating Income (Loss) (2):
Industrial	$47,416	$54,198	$220,696	$176,978
Widia	(935)	1,504	2,882	2,919
Infrastructure	39,073	38,679	108,480	112,998
Corporate (3)	(586)	(727)	(3,208)	(2,596)
Total operating income	$84,968	$93,654	$328,850	$290,299
(2) Amounts for the three and twelve months ended June 30, 2018 were restated to reflect retrospective application for adoption of ASU No. 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost" on July 1, 2018. Operating income was affected by the restatement of the prior year period in the following manner for the three months ended June 30, 2018: Industrial lower $2.2 million, Widia lower $0.4 million, Infrastructure lower $1.7 million and Corporate lower expense of $0.3 million. For the twelve months ended June 30, 2018: Industrial lower $10.5 million; Widia lower $1.6 million, Infrastructure lower $6.7 million and Corporate lower expense of $1.5 million.
(3)  Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal shareholders; diluted EPS; Industrial operating income and margin; Widia operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended June 30, 2019 include: (1) restructuring and related charges and (2) release of valuation allowance on Australian deferred tax assets. Adjustments for the three months ended June 30, 2018 include: (1) restructuring and related charges and (2) discrete benefit from tax reform. Adjustments for the twelve months ended June 30, 2019 include: (1) restructuring and related charges, (2) tax charge from change in permanent reinvestment assertion, (3) net discrete effects of tax reform and (4) release of valuation allowance on Australian deferred tax assets. Adjustments for the twelve months ended June 30, 2018 include: (1) restructuring and related charges, (2) impact of out of period adjustment to provision for income taxes and (3) net discrete effects of tax reform. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.

Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for full fiscal year of 2020 have not been provided, including but not limited to: adjusted EPS, organic sales growth and FOCF. The most comparable GAAP financial measures are earnings per share, sales growth and net cash flow from operating activities, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED JUNE 30, 2019 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income (4)	Diluted EPS
Reported results	$603,949	$84,968	21.0%	$61,978	$0.74
Reported margins		14.1%
Restructuring and related charges(5)	—	10,286	(1.3)	9,219	0.11
Release of valuation allowance on Australian deferred tax assets	—	—	1.3	(1,066)	(0.01)
Adjusted results	$603,949	$95,254	21.0%	$70,131	$0.84
Adjusted margins		15.8%
(4) Attributable to Kennametal Shareholders
(5) Net of a $5 million gain from the sale of the Infrastructure segment's Madison, AL manufacturing facility which was previously closed as part of our simplification/modernization restructuring programs.

THREE MONTHS ENDED JUNE 30, 2019 (UNAUDITED)
	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating (loss) income	Sales	Operating income
Reported results	$317,984	$47,416	$48,930	$(935)	$237,035	$39,073
Reported operating margin		14.9%		(1.9)%		16.5%
Restructuring and related charges(5)	—	10,909	—	1,808	—	(2,432)
Adjusted results	$317,984	$58,325	$48,930	$873	$237,035	$36,641
Adjusted operating margin		18.3%		1.8%		15.5%

THREE MONTHS ENDED JUNE 30, 2018 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income (4)	Diluted EPS
Reported results	$646,119	$93,654	21.1%	$68,528	$0.83
Reported margins		14.5%
Restructuring and related charges(6)	—	5,828	(1.3)	5,671	0.07
Discrete benefit from tax reform(7)	—	—	2.3	(2,008)	(0.03)
Adjusted results	$646,119	$99,482	22.1%	$72,191	$0.87
Adjusted margins		15.4%
(6) Net of a $5 million gain from the sale of the Infrastructure segment's Houston, TX manufacturing facility which was previously closed as part of our legacy restructuring programs.
(7) Additional charge recorded to reflect adjustments to the amounts recorded for the application of a measure of the Tax Cuts and Jobs Act of 2017 (TCJA) requiring a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies (toll tax) considering regulatory guidance issued through June 30, 2018.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$349,175	$54,198	$53,364	$1,504	$243,580	$38,679
Reported operating margin		15.5%		2.8%		15.9%
Restructuring and related charges(6)	—	8,227	—	270	—	(2,842)
Adjusted results	$349,175	$62,425	$53,364	$1,774	$243,580	$35,837
Adjusted operating margin		17.9%		3.3%		14.7%

TWELVE MONTHS ENDED JUNE 30, 2019 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income (4)	Diluted EPS
Reported results	$2,375,234	$328,850	$241,925	$2.90
Reported operating margin		13.8%
Restructuring and related charges	—	16,850	14,212	0.17
Tax charge from change in permanent reinvestment assertion(8)	—	—	6,093	0.07
Net discrete effects from tax reform(9)	—	—	(9,281)	(0.11)
Release of valuation allowance on Australian deferred tax assets	—	—	(1,066)	(0.01)
Adjusted results	$2,375,234	$345,700	$251,883	$3.02
Adjusted operating margin		14.6%
(8) As a result of TCJA, the Company reevaluated its permanent reinvestment assertion in certain jurisdictions, concluding that the unremitted earnings and profits of certain of our non-U.S. subsidiaries and affiliates will no longer be permanently reinvested. This change in assertion required the recognition of a tax charge of $6 million primarily for foreign withholding and state income taxes.
(9) Net discrete benefits recorded to reflect the effect of regulations and other relevant guidance issued through June 30, 2019 on the toll tax. The toll tax charge is $71 million.

TWELVE MONTHS ENDED JUNE 30, 2018 - (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income (4)	Diluted EPS
Reported results	$2,367,853	$290,299	$200,180	$2.42
Reported operating margin		12.3%
Restructuring and related charges	—	15,875	13,470	0.16
Impact of out of period adjustment to provision for income taxes(10)	—	—	5,297	0.06
Net discrete effects of tax reform(11)	—	—	488	0.01
Adjusted results	$2,367,853	$306,174	$219,435	$2.65
Adjusted operating margin		12.9%
(10) Non-cash charge associated with the out-of-period impact of recording an adjustment to deferred tax charges associated with intra-entity product transfers.
(11) Net charge recorded to reflect adjustments to the toll tax considering regulatory guidance issued through June 30, 2018.

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2019	2018
Net cash flow from operating activities	$300,519	$277,304
Purchases of property, plant and equipment	(212,343)	(171,004)
Proceeds from disposals of property, plant and equipment	11,243	14,358
Free operating cash flow	$99,419	$120,658

Organic Sales (Decline) Growth
Organic sales (decline) growth is a non-GAAP financial measure of sales (decline) growth (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES (DECLINE) GROWTH (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2019	Industrial	Widia	Infrastructure	Total
Organic sales (decline) growth	(4)%	(3)%	1%	(2)%
Foreign currency exchange impact(12)	(4)	(3)	(3)	(4)
Business days impact(13)	(1)	(2)	(1)	(1)
Sales decline	(9)%	(8)%	(3)%	(7)%

TWELVE MONTHS ENDED JUNE 30, 2019	Total
Organic sales growth	3%
Foreign currency exchange impact(12)	(3)
Sales growth	—%
(12) Foreign currency exchange impact is calculated by dividing the difference between current period sales at prior period foreign exchange rates and prior period sales by prior period sales.
(13) Business days impact is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.